February 27, 2007

CBS CORPORATION INCREASES QUARTERLY DIVIDEND BY 10%

AND ANNOUNCES $1.5 BILLION SHARE REPURCHASE PROGRAM

CBS Corporation (NYSE: CBS and CBS.A) today announced that its Board of Directors voted to increase the quarterly dividend by 10% from 20 to 22 cents per share. The dividend is payable on April 1, 2007 to stockholders of record as of March 7, 2007. CBS has now raised its quarterly dividend by nearly 60% since it became a stand-alone company last year.

In addition, the Board has approved a $1.5 billion share repurchase program which will commence this quarter.

"The dividend increase and share buyback program are a direct reflection of the confidence we have in our ongoing ability to generate strong, healthy free cash flow," said Leslie Moonves, President and Chief Executive Officer. “We have a long-standing commitment to return value to our shareholders and these initiatives are proof positive that we will continue to honor it.”

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime and CSTV Networks), local television (CBS Television Stations), television production and syndication (CBS Paramount Network Television and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products) and video/ DVD (CBS Home Entertainment). For more information, log on to www.cbscorporation.com.

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Contacts:

Press	Investor Relations
Dana McClintock	Debra King
212/975-1077	212/975-3718
dlmcclintock@cbs.com	debra.king@cbs.com